Exhibit 99.1
NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

OCTOBER 29, 2013	GERMAN AMERICAN BANCORP, INC. (GABC) REPORTS STRONG THIRD QUARTER PERFORMANCE

Jasper, Indiana - October 29, 2013 -- German American Bancorp, Inc. (NASDAQ: GABC) today reported another period of exceptionally strong performance during the third quarter.  During the quarter ended September 30, 2013, German American’s reported net income of $6.5 million, or $0.51 per share, representing an increase of approximately 3% above the net income of $6.3 million, or $0.50 per share, reported in the third quarter of 2012.  On a year-to-date basis, 2013 net income was $18.8 million, or $1.48 per share, which was approximately a 5% improvement, over the $17.9 million, or $1.41 per share, reported for the first nine months of 2012.

As compared to the third quarter results in the prior year, this year’s earnings were positively affected by a nearly $800,000, or approximately 5%, increase in net interest income. This net interest income improvement was driven primarily by continued growth within the Company’s loan portfolio, as end of period total loans, exclusive of loans held for sale, increased by $116 million, or approximately 10%, in 2013 relative to loans outstanding as of September 30, 2012.  On a linked quarter basis, total end of period loans in the current quarter increased by approximately $40 million, which represents a 12% annualized growth rate, from the second quarter of the current year.

Further enhancing the Company’s third quarter 2013 earnings was a $400,000 negative provision for potential loan losses, which was a $1.0 million reduction compared to the $640,000 of expense recorded as the provision for potential loan losses during the third quarter of 2012.  This change in provision for loan losses was related to a continued improvement in the Company’s asset quality metrics, as the Company’s historically strong level of asset quality showed further improvement during the quarter.  As of September 30, 2013, the ratio of German American’s non-performing assets to total assets and the ratio of its non-performing loans to total loans have declined to pre-recessionary levels.

The Company’s quarterly year-over-year performance was also reflective of a $143,000 increase in trust and investment product fees, as well as a $328,000 decrease in net gains from the sale of residential mortgage loans, and a $170,000 decrease in net gains on the sales of securities.  The Company’s level of other operating income also declined by $416,000 during the third quarter of this year primarily related to fees associated with interest rate swap transactions with loan customers and gains from other real estate sales activities booked during the third quarter of last year.  The increase in general market interest rates that occurred late in the second quarter and continued through the third quarter of this year impacted the Company’s opportunities in the areas of net gains on the sales of loans and securities.

The Company’s total non-interest expenses increased by approximately $856,000, or 7%, during the current third quarter compared to the same quarter of last year.  The increase in total non-interest expense during the third quarter of this year was largely attributable to an approximately $425,000 increase in salaries and benefits and occupancy related expenses in connection with both increased staffing levels and an increased number of banking locations, and by a nearly $400,000 increase in professional fees during the quarter.  The elevated level of professional fees was  associated with the recently completed acquisition of United Commerce Bancorp of Bloomington, Indiana and with the Company’s review of its overall operating effectiveness and efficiency conducted during the third quarter of this year.

“We’re pleased with our financial performance during the past quarter and year-to-date, and are encouraged by both the level of loan demand we’re seeing throughout our footprint and the very positive trends we’re seeing relative to the asset quality of the loans in our portfolio,” stated Mark A. Schroeder, German American’s Chairman & CEO.

“The improved economic environment in our market area is reflected in the business activity of our agricultural and commercial clients and in the mindset of our consumer customers, and we’re honored to be able to assist our clients and customers in the growth of their operations and in the achievement of their financial goals.”

Schroeder continued, “Effective October 1, 2013, we completed the acquisition of United Commerce Bancorp of Bloomington, Indiana.  This transaction will provide an excellent opportunity for German American to enhance our presence in the Bloomington market through the collaboration of our existing franchise in Bloomington with the United Commerce franchise, and we look forward to serving our expanded customer base in this important and growing segment of our market area.  We also are looking forward to the opening of our downtown financial center in Columbus, Indiana in the upcoming weeks, in either the late fourth quarter of this year or early in the first quarter of next year.  We sincerely thank all of our clients, present and future, for giving us the opportunity to serve them as a trusted advisor within our banking, insurance, investments, and trust lines of business.”

The Company also announced that its Board of Directors declared its regular quarterly cash dividend of $0.15 per share which will be payable on November 20, 2013 to shareholders of record as of November 10, 2013.

Balance Sheet Highlights

Total assets for the Company totaled $2.060 billion at September 30, 2013, an increase of $49.5 million compared with June 30, 2013.  The increase during third quarter of 2013 was primarily attributable to growth in the Company’s loan portfolio.

September 30, 2013 loans outstanding increased by $38.6 million, or approximately 12% on an annualized basis, compared with June 30, 2013, and increased $116.1 million, or 10%, compared to September 30, 2012 total loans outstanding. The increase in loans was broad based across most categories of loans and throughout the Company’s market area.

End of Period Loan Balances	09/30/13	06/30/13	09/30/12
(dollars in thousands)

Commercial & Industrial Loans	$338,770	$346,375	$328,058
Commercial Real Estate Loans	530,260	508,675	467,666
Agricultural Loans	185,868	175,958	165,198
Consumer Loans	121,772	119,418	116,480
Residential Mortgage Loans	107,620	95,279	90,744
	$1,284,290	$1,245,705	$1,168,146

Non-performing assets totaled $7.5 million at September 30, 2013 compared to $10.2 million of non-performing assets at June 30, 2013 and $13.8 million at September 30, 2012.  Non-performing assets represented 0.37% of total assets at September 30, 2013 compared to 0.51% of total assets at June 30, 2013, and compared to 0.70% at September 30, 2012.  Non-performing loans totaled $6.9 million at September 30, 2013 compared to $8.6 million at June 30, 2013 and compared to $12.1 million of non-performing loans at September 30, 2012.  Non-performing loans represented 0.54% of total loans at September 30, 2013 compared with 0.69% of total outstanding loans at June 30, 2013 and 1.04% of total loans outstanding at September 30, 2012.

Non-performing Assets	09/30/13	06/30/13	9/30/12
(dollars in thousands)

Non-Accrual Loans	$6,857	$8,510	$12,144
Past Due Loans (90 days or more)	91	94	-
Total Non-Performing Loans	6,948	8,604	12,144
Other Real Estate	584	1,560	1,610
Total Non-Performing Assets	$7,532	$10,164	$13,754

Restructured Loans	$2,536	$2,395	$382

The Company’s allowance for loan losses totaled $14.5 million at September 30, 2013 representing a decline of $799,000, or 21% on an annualized basis, from June 30, 2013 and a decline of $1,458,000, or 9%, from September 30, 2012.  The allowance for loan losses represented 1.13% of period-end loans at September 30, 2013 compared with 1.23% of period-end loans at June 30, 2013 and 1.37% of period-end loans at September 30, 2012.  Under acquisition accounting treatment, loans acquired are recorded at fair value which includes a credit risk component, and therefore the allowance on loans acquired is not carried over from the seller.  The Company held a discount on acquired loans of $2.1 million as of September 30, 2013, $2.8 million at June 30, 2013 and $3.8 million at September 30, 2012.

Total deposits increased $29.1 million or 7% on an annualized basis, as of September 30, 2013 compared with June 30, 2013 total deposits and increased by approximately $52.0 million or 3% compared with September 30, 2012.

End of Period Deposit Balances	09/30/13	06/30/13	09/30/12
(dollars in thousands)

Non-interest-bearing Demand Deposits	$364,110	$331,571	$327,450
IB Demand, Savings, and MMDA Accounts	974,748	982,665	933,561
Time Deposits < $100,000	215,082	219,422	248,290
Time Deposits > $100,000	117,099	108,251	109,736
	$1,671,039	$1,641,909	$1,619,037

Results of Operations Highlights – Quarter ended September 30, 2013

Net income for the quarter ended September 30, 2013 totaled $6,483,000 or $0.51 per share, a decline of $49,000 or 1% from the second quarter of 2013 net income of $6,532,000 or $0.52 per share, and an increase of $191,000, or 3%, from the third quarter of 2012 net income of $6,292,000 or $0.50 per share.

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended September 30, 2013			Quarter Ended June 30, 2013			Quarter Ended September 30, 2012

	Principal Balance	Income/ Expense	Yield/Rate	Principal Balance	Income/ Expense	Yield/Rate	Principal Balance	Income/ Expense	Yield/Rate
Assets
Federal Funds Sold and Other Short-term Investments	$11,868	$2	0.08%	$14,806	$13	0.35%	$31,575	$11	0.14%
Securities	617,475	3,898	2.53%	634,161	3,754	2.37%	634,605	4,197	2.65%
Loans and Leases	1,269,222	15,368	4.81%	1,233,024	15,088	4.91%	1,161,325	15,148	5.19%
Total Interest Earning Assets	$1,898,565	$19,268	4.04%	$1,881,991	$18,855	4.01%	$1,827,505	$19,356	4.22%

Liabilities
Demand Deposit Accounts	$349,323			$340,767			$322,003
IB Demand, Savings, and MMDA Accounts	$979,049	$387	0.16%	$1,001,535	$398	0.16%	$943,035	$387	0.16%
Time Deposits	333,000	758	0.90%	334,412	756	0.91%	358,477	1,235	1.37%
FHLB Advances and Other Borrowings	161,092	475	1.17%	118,947	592	2.00%	121,340	938	3.08%
Total Interest-Bearing Liabilities	$1,473,141	$1,620	0.44%	$1,454,894	$1,746	0.48%	$1,422,852	$2,560	0.72%

Cost of Funds			0.34%			0.37%			0.56%
Net Interest Income		$17,648			$17,109			$16,796
Net Interest Margin			3.70%			3.64%			3.66%

During the quarter ended September 30, 2013, net interest income totaled $17,192,000 representing an increase of $480,000, or 3%, from the quarter ended June 30, 2013 net interest income of $16,712,000 and an increase of $799,000 compared with the quarter ended September 30, 2012 net interest income of $16,393,000.  The tax equivalent net interest margin for the quarter ended September 30, 2013 was 3.70% compared to 3.64% in the second quarter of 2013 and 3.66% in the third quarter of 2012.  The increase in net interest income and the net interest margin during the quarter ended September 30, 2013 compared with the second quarter of 2013 was primarily attributable to an increased level of average loans outstanding during the third quarter of 2013, to the improvement in the yield on the Company’s securities portfolio and to the continued decline in the Company’s cost of funds.

The increase in the net interest margin and net interest income during the third quarter of 2013 compared with the third quarter of 2012 was largely attributable to growth of the loan portfolio, an increase in the accretion of loan discounts on acquired loans and the decline in the Company’s cost of funds.  Accretion of loan discounts on acquired loans contributed approximately 10 basis points on an annualized basis to the net interest margin in the third quarter of 2013, 6 basis points in second quarter of 2013 and 6 basis points in the third quarter of 2012.

During the quarter ended September 30, 2013, the Company recognized a negative $400,000 provision for loan loss which represented a decrease of $200,000 from the second quarter of 2013 negative provision for loan loss of $200,000 and a decrease of $1,040,000 from the third quarter of 2012 provision for loan loss of $640,000. The negative provision for loan loss during the third quarter of 2013 was attributable to continued improvement in the asset quality metrics of the Company and was based on the Company’s standard methodology for determining the adequacy of its allowance for loan and lease losses. During the third quarter of 2013, the negative provision for loan loss represented approximately 13 basis points of average loans on an annualized basis while net charge-offs totaled $399,000 and also represented approximately 13 basis points of average loans on an annualized basis.

During the quarter ended September 30, 2013, non-interest income totaled $5,444,000, a decline of $666,000 or 11%, compared with the quarter ended June 30, 2013, and a decline of $714,000, or 12%, compared with the third quarter of 2012.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	09/30/13	06/30/13	09/30/12
(dollars in thousands)

Trust and Investment Product Fees	$802	$814	$659
Service Charges on Deposit Accounts	1,029	1,050	1,049
Insurance Revenues	1,495	1,379	1,469
Company Owned Life Insurance	233	217	213
Interchange Fee Income	449	513	418
Other Operating Income	395	861	811
Subtotal	4,403	4,834	4,619
Net Gains on Loans	613	809	941
Net Gains on Securities	428	467	598
Total Non-interest Income	$5,444	$6,110	$6,158

Trust and investment product fees were relatively flat in the third quarter of 2013 compared with the second quarter of 2013 and increased $143,000, or 22%, compared with third quarter of 2012.  The increase in the third quarter of 2013 compared with third quarter of 2012 was due to both an increase in trust revenues as well as brokerage revenues.

Insurance revenues increased $116,000, or 8%, during the quarter ended September 30, 2013, compared with the second quarter of 2013 and remained relatively stable with an increase of $26,000, or 2%, compared with the third quarter of 2012.  The increase during the third quarter of 2013 compared with the second quarter of 2013 was due largely to an increase in commercial insurance revenue.

Other operating income declined $466,000, or 54%, during the quarter ended September 30, 2013 compared with the second quarter of 2013 and declined $416,000, or 51%, compared with the third quarter of 2012.  The decline in both comparative periods was impacted by fees and fair value adjustments associated with interest rate swap transactions with loan customers and with other real estate sales activity.  Fees and fair value adjustments declined by $582,000 in the third quarter of 2013 compared with the second quarter of 2013 and declined by $182,000 compared with the third quarter of 2012.  During the third quarter of 2013 the Company realized losses on other real estate of $5,000 compared with losses of $111,000 during the second quarter of 2013 and gains of $301,000 during the third quarter of 2012.

Net gains on sales of loans totaled $613,000 during the quarter ended September 30, 2013, a decline of $196,000, or 24%, compared to the second quarter of 2013 and a decline of $328,000, or 35%, compared with the third quarter of 2012.  Loan sales totaled $43.0 million during the third quarter of 2013, compared with $54.2 million during the second quarter of 2013 and $37.8 million during the third quarter of 2012.

During the third quarter of 2013, the Company realized a net gain on the sale of securities of $428,000 related to the sale of approximately $18.8 million of securities compared with a net gain of $467,000 related to the sale of $25.5 million of securities in the second quarter of 2013 and compared with a net gain on the sale of securities $598,000 related to the sale of $40.4 million of securities in the third quarter of 2012.

During the quarter ended September 30, 2013, non-interest expense totaled $13,584,000, an increase of $323,000, or 2%, compared with the quarter ended June 30, 2013, and an increase of $856,000, or 7%, compared with the third quarter of 2012.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	09/30/13	06/30/13	09/30/12
(dollars in thousands)

Salaries and Employee Benefits	$7,515	$7,627	$7,261
Occupancy, Furniture and Equipment Expense	1,891	1,847	1,716
FDIC Premiums	261	260	271
Data Processing Fees	383	349	311
Professional Fees	970	525	585
Advertising and Promotion	447	516	439
Intangible Amortization	329	348	405
Other Operating Expenses	1,788	1,789	1,740
Total Non-interest Expense	$13,584	$13,261	$12,728

Salaries and benefits decreased $112,000, or 1%, during the quarter ended September 30, 2013 compared with the second quarter of 2013 and increased $254,000, or 4%, compared with the third quarter of 2012.  The decline in salaries and benefits costs during the third quarter of 2013 compared with the second quarter of 2013 was primarily due to costs accrued during the second quarter of 2013 related to the pending termination of a frozen defined benefit pension plan acquired by the Company through two acquisition transactions completed a number of years ago.  The increase in salaries and benefits during the third quarter of 2013 compared with the third quarter of 2012 was primarily the result of an increased number of full-time equivalent employees.

Professional fees increased $445,000, or 85%, during the quarter ended September 30, 2013 compared with the second quarter of 2013 and increased $385,000 compared with the third quarter of 2012.  In both comparative periods the increase was related to professional fees associated with the recently completed acquisition of United Commerce Bancorp and related to professional fees associated with the Company’s review of its overall operating effectiveness and efficiency.

About German American

German American Bancorp, Inc., is a NASDAQ-traded (symbol: GABC) financial services holding company based in Jasper, Indiana.  German American, through its banking subsidiary German American Bancorp, operates 37 retail and commercial banking offices in 13 southern Indiana counties. The Company also owns a trust, brokerage, and financial planning subsidiary (German American Financial Advisors & Trust Company) and a full line property and casualty insurance agency (German American Insurance, Inc.).

Cautionary Note Regarding Forward-Looking Statements

The Company’s statements in this press release regarding the continuing growth and expansion of certain aspects of the Company’s business, its continued improvement in asset quality metrics, and the continuation of its trend of strong financial performance could be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release. Factors that could cause actual experience to differ from the expectations implied in this press release include the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates; changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration; capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by the Company of outstanding debt or equity securities; risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations; factors driving impairment charges on investments; the impact, extent and timing of technological changes; litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future; actions of the Federal Reserve Board; changes in accounting principles and interpretations; potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to the Company’s banking subsidiary; actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms; and the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends.  Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Readers are cautioned not to place undue reliance on these forward-looking statements.  It is intended that these forward-looking statements speak only as of the date they are made.  We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC. (unaudited, dollars in thousands except per share data) Consolidated Balance Sheets

	September 30,	June 30,	September 30,
	2013	2013	2012
ASSETS
Cash and Due from Banks	$46,657	$28,390	$33,960
Short-term Investments	18,014	10,105	29,828
Interest-bearing Time Deposits with Banks	-	1,253	2,715
Investment Securities	608,921	612,837	612,742

Loans Held-for-Sale	9,054	19,435	18,993

Loans, Net of Unearned Income	1,281,442	1,242,964	1,165,134
Allowance for Loan Losses	(14,464)	(15,263)	(15,922)
Net Loans	1,266,978	1,227,701	1,149,212

Stock in FHLB and Other Restricted Stock	8,340	8,340	8,340
Premises and Equipment	36,679	36,702	36,730
Goodwill and Other Intangible Assets	20,512	20,842	21,942
Other Assets	44,967	45,007	47,836
TOTAL ASSETS	$2,060,122	$2,010,612	$1,962,298

LIABILITIES
Non-interest-bearing Demand Deposits	$364,110	$331,571	$327,450
Interest-bearing Demand, Savings, and
Money Market Accounts	974,748	982,665	933,561
Time Deposits	332,181	327,673	358,026
Total Deposits	1,671,039	1,641,909	1,619,037

Borrowings	191,554	175,640	141,074
Other Liabilities	12,386	11,202	19,218
TOTAL LIABILITIES	1,874,979	1,828,751	1,779,329

SHAREHOLDERS' EQUITY
Common Stock and Surplus	108,505	108,433	108,065
Retained Earnings	79,550	74,967	61,996
Accumulated Other Comprehensive Income (Loss)	(2,912)	(1,539)	12,908
TOTAL SHAREHOLDERS' EQUITY	185,143	181,861	182,969

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$2,060,122	$2,010,612	$1,962,298

END OF PERIOD SHARES OUTSTANDING	12,666,936	12,666,936	12,630,646

BOOK VALUE PER SHARE	$14.62	$14.36	$14.49

GERMAN AMERICAN BANCORP, INC. (unaudited, dollars in thousands except per share data) Consolidated Statements of Income

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
INTEREST INCOME
Interest and Fees on Loans	$15,307	$15,035	$15,082	$45,227	$46,380
Interest on Short-term Investments and Time Deposits	2	13	11	25	84
Interest and Dividends on Investment Securities	3,503	3,410	3,860	10,388	11,779
TOTAL INTEREST INCOME	18,812	18,458	18,953	55,640	58,243

INTEREST EXPENSE
Interest on Deposits	1,145	1,154	1,622	3,533	5,523
Interest on Borrowings	475	592	938	1,978	3,066
TOTAL INTEREST EXPENSE	1,620	1,746	2,560	5,511	8,589

NET INTEREST INCOME	17,192	16,712	16,393	50,129	49,654
Provision for Loan Losses	(400)	(200)	640	(250)	1,721
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	17,592	16,912	15,753	50,379	47,933

NON-INTEREST INCOME
Net Gain on Sales of Loans	613	809	941	2,176	2,330
Net Gain on Securities	428	467	598	1,508	692
Other Non-interest Income	4,403	4,834	4,619	13,780	12,770
TOTAL NON-INTEREST INCOME	5,444	6,110	6,158	17,464	15,792

NON-INTEREST EXPENSE
Salaries and Benefits	7,515	7,627	7,261	22,926	21,409
Other Non-interest Expenses	6,069	5,634	5,467	17,381	16,335
TOTAL NON-INTEREST EXPENSE	13,584	13,261	12,728	40,307	37,744

Income before Income Taxes	9,452	9,761	9,183	27,536	25,981
Income Tax Expense	2,969	3,229	2,891	8,712	8,120

NET INCOME	$6,483	$6,532	$6,292	$18,824	$17,861

BASIC EARNINGS PER SHARE	$0.51	$0.52	$0.50	$1.49	$1.42
DILUTED EARNINGS PER SHARE	$0.51	$0.52	$0.50	$1.48	$1.41

WEIGHTED AVERAGE SHARES OUTSTANDING	12,666,780	12,666,315	12,628,335	12,658,403	12,618,863
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	12,691,164	12,683,127	12,648,924	12,678,353	12,633,872

GERMAN AMERICAN BANCORP, INC. (unaudited, dollars in thousands except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
EARNINGS PERFORMANCE RATIOS
Annualized Return on Average Assets	1.29%	1.31%	1.29%	1.25%	1.24%
Annualized Return on Average Equity	14.25%	13.82%	13.97%	13.52%	13.61%
Net Interest Margin	3.70%	3.64%	3.66%	3.65%	3.77%
Efficiency Ratio (1)	58.82%	57.11%	55.45%	58.55%	56.67%
Net Overhead Expense to Average Earning Assets(2)	1.71%	1.52%	1.44%	1.62%	1.63%

ASSET QUALITY RATIOS
Annualized Net Charge-offs to Average Loans	0.13%	0.09%	0.14%	0.09%	0.13%
Allowance for Loan Losses to Period End Loans	1.13%	1.23%	1.37%
Non-performing Assets to Period End Assets	0.37%	0.51%	0.70%
Non-performing Loans to Period End Loans	0.54%	0.69%	1.04%
Loans 30-89 Days Past Due to Period End Loans	0.32%	0.37%	0.40%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
Average Assets	$2,016,376	$2,001,143	$1,945,853	$2,000,597	$1,921,181
Average Earning Assets	$1,898,565	$1,881,991	$1,827,505	$1,881,351	$1,800,357
Average Total Loans	$1,269,222	$1,233,024	$1,161,325	$1,238,243	$1,132,352
Average Demand Deposits	$349,323	$340,767	$322,003	$342,235	$304,214
Average Interest Bearing Liabilities	$1,473,141	$1,454,894	$1,422,852	$1,456,461	$1,422,066
Average Equity	$181,960	$189,026	$180,181	$185,654	$174,979

Period End Non-performing Assets (3)	$7,532	$10,164	$13,754
Period End Non-performing Loans (4)	$6,948	$8,604	$12,144
Period End Loans 30-89 Days Past Due (5)	$4,140	$4,626	$4,603

Tax Equivalent Net Interest Income	$17,648	$17,109	$16,796	$51,375	$50,816
Net Charge-offs during Period	$399	$271	$410	$806	$1,111

(1)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income.
(2)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(3)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, Restructured Loans, and Other Real Estate Owned.
(4)	Non-performing loans are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Restructured Loans.
(5)	Loans 30-89 days past due and still accruing.